Exhibit 99.1

Solera Holdings, Inc. Reports Third Quarter Fiscal Year 2010 Results

Third Quarter Revenue of $162.5 million, up 16.7% on a GAAP Basis and up 8.8% on a Constant Currency Basis; GAAP Diluted Net Income Attributable to Solera Holdings, Inc. Per Common Share of $0.32, up 86.9%; Adjusted Net Income per Diluted Common Share of $0.56, up 36.1%; Company Increases Fiscal 2010 Profit Outlook; Company Announces Quarterly Cash Dividend

SAN DIEGO, May. 6 /PRNewswire-FirstCall/ — Solera Holdings, Inc. (NYSE: SLH), the leading global provider of software and services to the automobile insurance claims processing industry, today reported results for the third quarter of fiscal year 2010.

Results for the Third Quarter Ended March 31, 2010:

GAAP Results:

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Revenue for the third quarter was $162.5 million, a 16.7% increase over the prior year third quarter revenue of $139.3 million. After adjusting for changes in foreign currency exchange rates (“FX Changes”), revenue for the third quarter of fiscal year 2010 increased by approximately 8.8% over the prior year third quarter;

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GAAP net income attributable to Solera Holdings, Inc. for the third quarter was $22.6 million, an 88.4% increase over the prior year third quarter GAAP net income attributable to Solera Holdings, Inc. of $12.0 million;

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Diluted net income attributable to Solera Holdings, Inc. per common share for the third quarter was $0.32, an 86.9% increase over the prior year diluted net income attributable to Solera Holdings, Inc. per common share of $0.17.

“While we believe we see the beginning of economic recovery in several of our markets, the recovery remains nascent. Despite this, we were able to continue our steady growth in the third quarter with revenue increasing by 16.7% compared with the prior year period,” said Tony Aquila, founder, chairman and CEO of Solera Holdings, Inc. “Top-line growth, coupled with our focus on driving leverage across the more than 50 countries in which we are active led to an Adjusted EBITDA margin of 41.8% - up 90 basis points compared with the second quarter, and up 375 basis points over the prior year third quarter.”

Non-GAAP Results:

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Adjusted EBITDA for the third quarter was $68.0 million, a 28.2% increase over the prior year third quarter Adjusted EBITDA of $53.0 million. After adjusting for FX Changes, Adjusted EBITDA for the third quarter of fiscal year 2010 increased by approximately 16.8% over the prior year third quarter;

•	Adjusted Net Income for the third quarter was $39.2 million, a 37.7% increase over the prior year third quarter Adjusted Net Income of $28.5 million;

•	Adjusted Net Income per diluted common share for the third quarter was $0.56, a 36.1% increase over the prior year third quarter Adjusted Net Income per diluted common share of $0.41.

Business Statistics for the Third Quarter ended March 31, 2010:

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EMEA revenue was $108.8 million for the third quarter, representing a 23.8% increase over the prior year period revenue of $87.9 million. After adjusting for FX Changes, EMEA revenue for the third quarter increased 14.9% over the respective prior year period;

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Americas revenue was $53.7 million for the third quarter, representing a 4.5% increase over the prior year period. After adjusting for FX Changes, Americas revenue for the third quarter decreased 1.6% versus the prior year period;

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Revenue from insurance company customers was $ 64.6 million for the third quarter, representing a 13.7% increase over the prior year period. After adjusting for FX Changes, revenue from insurance company customers for the third quarter increased 5.5% over the prior year period;

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Revenue from collision repair facility customers was $58.4 million for the third quarter, representing a 19.9% increase over the prior year period. After adjusting for FX Changes, revenue from collision repair facility customers for the third quarter increased 11.8% over the prior year period;

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Revenue from independent assessors was $17.2 million for third quarter, representing a 32.3% increase over the prior year period. After adjusting for FX Changes, revenue from independent assessors for the third quarter increased 22.9% over the prior year period;

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Revenue from automotive recycling, salvage and other customers was $22.3 million for the third quarter, representing a 7.2% increase over the prior year period. After adjusting for FX Changes, revenue from automotive recycling, salvage and other customers for the third quarter increased 1.4% over the prior year period.

Updated Fiscal Year 2010 Outlook:

We are updating our previously issued outlook for our full fiscal year ending June 30, 2010 as follows:

	Previous Fiscal Year 2010 Outlook	Current Fiscal Year 2010 Outlook
Revenues	$629 million — $632 million	$629 million — $632 million
Net Income	$70 million — $76 million	$81 million — $84 million
Adjusted Net Income	$136 million — $141 million	$143 million — $145 million
Adjusted Net Income per diluted share	$1.94 — $2.01	$2.03 — $2.06
Adjusted EBITDA	$248 million — $255 million	$254 million — $257 million

The Fiscal Year 2010 outlook above assumes constant currency exchange rates from those currently prevailing, no acquisitions of businesses, and an assumed 28% tax rate to calculate Adjusted Net Income.

Exchange rates between most of the major foreign currencies we use to transact our business and the U.S. dollar have fluctuated significantly over the last few years, and we expect that they will continue to fluctuate during the remainder of fiscal year 2010. The majority of our revenues and costs are denominated in Euros, Pound Sterling, Swiss francs, Canadian dollars and other international currencies. The following table provides the average quarterly exchange rates for the Euro and Pound Sterling versus the U.S. dollar since the beginning of fiscal year 2009:

Period	Average Euro- to-Dollar Exchange Rate	Average Pound- to-Dollar Exchange Rate
Quarter ended September 30, 2008	$1.51	$1.90
Quarter ended December 31, 2008	1.32	1.58
Quarter ended March 31, 2009	1.31	1.44
Quarter ended June 30, 2009	1.36	1.55
Quarter ended September 30, 2009	1.43	1.64
Quarter ended December 31, 2009	1.48	1.63
Quarter ended March 31, 2010	1.39	1.56

During third quarter of fiscal year 2010 as compared to the prior year third quarter, the U.S. dollar weakened against most major foreign currencies we use to transact our business. For example, the average U.S. dollar weakened against the Euro by 6.0%, and the average U.S. dollar weakened against the Pound Sterling by 8.6%. This weakening of the U.S. dollar had a positive comparable impact on our revenues, but a negative comparable impact on our expenses for third quarter of fiscal year 2010 as compared to the prior year third quarter. A hypothetical 5% increase or decrease in the U.S. dollar versus other currencies in which we transact our business would have resulted in an approximately $6.4 million change to our revenues during the third quarter of fiscal year 2010.

All percentage amounts and ratios were calculated using the underlying data in whole dollars. We measure constant currency, or the effects on our results that are attributed to FX Changes, by measuring the incremental difference between translating the prior period and the current results at the monthly average rates for the same period from the prior year.

Quarterly Dividend:

The Audit Committee of the Board of Directors has approved the payment of a quarterly cash dividend of $0.0625 per share of outstanding common stock and per outstanding restricted stock unit payable on June 21, 2010 to stockholders and restricted stock unit holders of record at the close of business on May 26, 2010.

Earnings Conference Call:

We will host our third quarter ended March 31, 2010 earnings call today at 5:00 p.m. (Eastern Time) – May 6, 2010. The conference call will be webcast live in listen-only mode and can be accessed by visiting the Investor Relations section of the Solera website: www.solerainc.com. A webcast replay will be available on the website until midnight on May 20, 2010. A live audiocast will also be accessible to the public by calling (866) 783-2139 or from outside the U.S., (857) 350-1598. When prompted, the following access code is required: 26232299. Callers should dial in approximately 10 minutes before the call begins. For those unable to participate in the live audiocast, a replay will be available until midnight on May 20, 2010. To access the replay, dial (888) 286-8010 or, from outside the U.S., (617) 801-6888 and enter the following access code when prompted: 58397323.

SOLERA HOLDINGS, INC. AND SUBSIDIARIES

CONDENSED CONSOLIDATED STATEMENTS OF INCOME

FOR THE THREE AND NINE MONTHS ENDED MARCH 31, 2010 AND 2009

(In thousands, except per share amounts)

(Unaudited)

	Three Months Ended March 31,		Nine Months Ended March 31,
	2010	2009	2010	2009
Revenues	$162,542	$139,263	$476,629	$413,556

Cost of revenues:
Operating expenses	32,340	32,002	99,028	95,211
Systems development and programming costs	16,651	14,471	52,150	44,475

Total cost of revenues (excluding depreciation and amortization)	48,991	46,473	151,178	139,686
Selling, general and administrative expenses	46,306	39,404	128,113	116,277
Depreciation and amortization	22,396	22,227	66,716	63,413
Restructuring charges, asset impairments, and other costs associated with exit or disposal activities	1,561	658	5,021	1,412
Acquisition-related costs	820	2,479	2,958	3,043
Interest expense	7,876	9,518	25,250	29,612
Other (income) expense, net	58	(909)	613	(15,143)

	128,008	119,850	379,849	338,300

Income before provision for income taxes	34,534	19,413	96,780	75,256
Income tax provision	9,150	5,394	23,590	23,167

Net income	25,384	14,019	73,190	52,089
Less: Net income attributable to noncontrolling interest	2,799	2,032	7,344	6,105

Net income attributable to Solera Holdings, Inc.	$22,585	$11,987	$65,846	$45,984

Net income attributable to Solera Holdings, Inc. per common share:
Basic	$0.32	$0.17	$0.94	$0.68

Diluted	$0.32	$0.17	$0.94	$0.68

Dividends paid per share	$0.06	$—	$0.19	$—

Weighted average shares used in the calculation of net income attributable to Solera Holdings, Inc. per common share:
Basic	69,722	69,053	69,493	66,637

Diluted	69,916	69,085	69,654	66,683

Non-GAAP Financial Measures

We use a number of non-GAAP financial measures that are not intended to be used in lieu of GAAP presentations, but are provided because management believes that they provide additional information with respect to the performance of our fundamental business activities and are also frequently used by securities analysts, investors and other interested parties to facilitate the evaluation of our business on a comparable basis to other companies. The three primary non-GAAP financial measures that we use are Adjusted EBITDA, Adjusted Net Income, and Adjusted Net Income per diluted common share. We believe that Adjusted EBITDA, Adjusted Net Income and Adjusted Net Income per diluted common share are useful to investors in providing information regarding our operating results and our continuing operations. We rely on Adjusted EBITDA as a primary measure to review and assess the operating performance of our company and our management team in connection with our executive compensation and bonus plans. Adjusted EBITDA also allows us to compare our current operating results with corresponding prior periods as well as to the operating results of other companies in our industry. We present Adjusted Net Income and Adjusted Net Income per diluted common share because we believe both of these measures provide useful information regarding our operating results in addition to our GAAP measures. We believe that Adjusted Net Income and Adjusted Net Income per diluted common share provide investors with valuable insight into our profitability exclusive of unusual adjustments, and provide further insight into the cash impact resulting from the different treatments of goodwill for financial reporting and tax purposes.

Adjusted EBITDA, Adjusted Net Income and Adjusted Net Income per diluted common share have limitations as analytical tools, and you should not consider them in isolation or as a substitute for net income, net income per share and other consolidated income statement data prepared in accordance with accounting principles generally accepted in the United States. Because of these limitations, Adjusted EBITDA, Adjusted Net Income, and Adjusted Net Income per diluted common share should not be considered as a replacement for net income. We compensate for these limitations by relying primarily on our GAAP results and using Adjusted EBITDA, Adjusted Net Income, and Adjusted Net Income per diluted common share as supplemental information.

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Adjusted EBITDA is a non-GAAP financial measure that represents GAAP net income attributable to Solera Holdings, Inc., excluding (i) interest expense, (ii) provision for income taxes, (iii) depreciation and amortization, (iv) stock-based compensation expense, (v) restructuring charges, asset impairments, and other costs associated with exit or disposal activities, (vi) other (income) expense, net and (vii) acquisition-related costs. Acquisition-related costs include legal and professional fees and other transaction costs associated with completed and contemplated business combinations and asset acquisitions, costs associated with integrating acquired businesses, including costs incurred to eliminate workforce redundancies and for product rebranding, and other charges incurred as a direct result of our acquisition efforts, including changes to the fair value of contingent purchase consideration subsequent to the acquisition date and gains and losses resulting from the settlement of a pre-existing contractual relationship with an acquiree through a business combination or asset acquisition. As a result of our adoption of Statement of Financial Accounting Standards No. 141(R), Business Combinations, in fiscal year 2010, acquisition-related costs in the current period include legal and professional fees and other transaction costs associated with completed acquisitions, whereas in periods prior to our adoption of SFAS No. 141(R), legal and professional fees and other transaction costs associated with completed acquisitions were included in the determination of the purchase price and capitalized in the balance sheet. A reconciliation of our Adjusted EBITDA to GAAP net income attributable to Solera Holdings, Inc., the most directly comparable GAAP measure, is provided in the attached table.

	Three Months Ended March 31,		Nine Months Ended March 31,
	2010	2009	2010	2009
Reconciliation to Adjusted EBITDA:
Net income attributable to Solera Holdings, Inc.	$22,585	$11,987	$65,846	$45,984
Add: Income tax provision	9,150	5,394	23,590	23,167

Net income attributable to Solera Holdings, Inc. before income tax provision	31,735	17,381	89,436	69,151
Add: Depreciation and amortization	22,396	22,227	66,716	63,413
Add: Restructuring charges, asset impairments and other costs of exit or disposal activities	1,561	658	5,021	1,412
Add: Acquisition-related costs	820	2,479	2,958	3,043
Add: Interest expense	7,876	9,518	25,250	29,612
Add: Other (income) expense, net	58	(909)	613	(15,143)
Add: Stock-based compensation expense	3,532	1,659	6,964	4,848

Adjusted EBITDA	$67,978	$53,013	$196,958	$156,336

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Adjusted Net Income is a non-GAAP financial measure that represents GAAP net income attributable to Solera Holdings, Inc., excluding (i) provision for income taxes, (ii) amortization of acquired intangible assets, (iii) stock-based compensation expense, (iv) restructuring charges, asset impairments, and other costs associated with exit or disposal activities, (v) other (income) expense, excluding interest income and (vi) acquisition-related costs. From this figure, we then subtract an assumed provision for income taxes to arrive at Adjusted Net Income. We assume a 28% tax rate as an approximation of our long-term effective corporate tax rate, which includes certain benefits from net operating loss carryforwards, tax deductible goodwill and amortization, and a low tax-rate jurisdiction for a certain corporate holding company. A reconciliation of our Adjusted Net Income to GAAP net income attributable to Solera Holdings, Inc., the most directly comparable GAAP measure, is provided in the attached table.

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Adjusted Net Income per diluted common share is a non-GAAP financial measure that represents Adjusted Net Income (as defined above) divided by the number of diluted shares outstanding for the period used in the calculation of GAAP net income attributable to Solera Holdings, Inc. per diluted common share. A reconciliation of our Adjusted Net Income per diluted common share to GAAP net income attributable to Solera Holdings, Inc. per diluted common share, the most directly comparable GAAP measure, is provided in the attached table.

	Three Months Ended March 31,		Nine Months Ended March 31,
	2010	2009	2010	2009
Reconciliation to Adjusted Net Income:
Net income attributable to Solera Holdings, Inc.	$22,585	$11,987	$65,846	$45,984
Add: Income tax provision	9,150	5,394	23,590	23,167

Net income attributable to Solera Holdings, Inc. before income tax provision	31,735	17,381	89,436	69,151
Add: Amortization of acquired intangible assets	16,311	17,614	48,681	48,491
Add: Restructuring charges, asset impairments and other costs of exit or disposal activities	1,561	658	5,021	1,412
Add: Acquisition-related costs	820	2,479	2,958	3,043
Add: Other (income) expense, excluding interest income	481	(261)	1,855	(11,991)
Add: Stock-based compensation expense	3,532	1,659	6,964	4,848

Adjusted Net Income before income tax provision	54,440	39,530	154,915	114,954
Less: Assumed provision for income taxes at 28%	(15,243)	(11,068)	(43,376)	(32,187)

Adjusted Net Income	$39,197	$28,462	$111,539	$82,767

Adjusted Net Income per share:
Basic	$0.56	$0.41	$1.61	$1.24

Diluted	$0.56	$0.41	$1.60	$1.24

Weighted average shares used in the calculation of GAAP Net Income attributatble to Solera Holdings, Inc. and Adjusted Net Income per share:
Basic	69,722	69,053	69,493	66,637

Diluted	69,916	69,085	69,654	66,683

SOLERA HOLDINGS, INC. AND SUBSIDIARIES

CONDENSED CONSOLIDATED BALANCE SHEETS

AS OF MARCH 31, 2010 AND JUNE 30, 2009

(In thousands, except per share amounts)

	March 31, 2010 (Unaudited)	June 30, 2009 (Unaudited) (1)
Assets
Current Assets:
Cash and cash equivalents	$231,152	$223,420
Short-term investments	—	11,941
Accounts receivable, net	111,955	98,565
Other receivables	14,832	12,177
Other current assets	23,598	19,550
Deferred income tax assets	4,091	4,392

Total current assets	385,628	370,045
Property and equipment, net	57,111	50,784
Goodwill	696,753	651,099
Intangible assets, net	293,927	322,843
Other noncurrent assets	14,176	13,660
Noncurrent deferred income tax assets	8,804	10,178

Total assets	$1,456,399	$1,418,609

Liabilities and Stockholders’ Equity
Current Liabilities:
Accounts payable	$31,318	$30,447
Accrued expenses and other current liabilities	112,564	104,414
Income taxes payable	10,737	17,462
Deferred income tax liabilities	158	1,037
Current portion of long-term debt	5,772	5,880

Total current liabilities	160,549	159,240
Long-term debt	571,023	592,200
Other noncurrent liabilities	31,678	36,935
Noncurrent deferred income tax liabilities	54,313	53,965

Total liabilities	817,563	842,340
Redemable noncontrolling interests	92,675	92,012
Stockholders’ equity:
Solera Holdings, Inc. stockholders’ equity:
Common Shares, $0.01 par value, 150,000 shares authorized; 69,952 and 69,531 issued and outstanding, as of March 31, 2010 and June 30, 2009, respectively	553,722	526,547
Retained earnings (accumulated deficit)	366	(52,332)
Accumulated other comprehensive income	(15,088)	3,113

Total Solera Holdings, Inc. stockholders’ equity	539,000	477,328
Noncontrolling interests	7,161	6,929

Total stockholder’s equity	546,161	484,257

Total liabilities and stockholders’ equity	$1,456,399	$1,418,609

(1)	Derived from audited consolidated financial statements as of June 30, 2009.

SOLERA HOLDINGS, INC. AND SUBSIDIARIES

SELECTED STATEMENTS OF CASH FLOWS INFORMATION

FOR THE NINE MONTHS ENDED MARCH 31, 2010 and 2009

(In thousands)

(Unaudited)

	Nine Months Ended March 31,
	2010	2009
Net cash provided by operating activities	$126,133	$86,612
Net cash used in investing activities	(99,011)	(104,271)
Net cash provided by (used in) financing activities	(17,718)	80,139
Effect of foreign currency exchange rate changes	(1,672)	(23,749)

Net change in cash and cash equivalents	7,732	38,731
Cash and cash equivalents, beginning of period	223,420	149,311

Cash and cash equivalents, end of period	$231,152	$188,042

Supplemental Cash Flow Information:
Cash paid for interest	$25,020	$29,264
Cash paid for income taxes	$33,698	$23,058
Supplemental Disclosure of Non-cash Investing and Finance Activities:
Capital assets financed	$3,622	$1,586
Accrued contingent purchase consideration	$3,274	$—
Notes payable from acquisitions of businesses	$—	$17,330

About Solera

Solera is the leading global provider of software and services to the automobile insurance claims processing industry. Solera is active in over 50 countries across six continents. The Solera companies include Audatex in the United States, Canada, and in more than 45 additional countries, Informex in Belgium and Greece, Sidexa in France, ABZ in The Netherlands, HPI in the United Kingdom, Hollander serving the North American recycling market, AUTOonline providing salvage disposition in a number of European countries and Mexico, and IMS providing medical review services. For more information, please refer to the company’s website at http://www.solerainc.com.

Cautions about Forward-Looking Statements

This press release contains forward-looking statements, including statements about our belief regarding economic recovery in our markets, our expectations regarding changes in foreign currency exchange rates, our business outlook for fiscal year 2010, and statements about dividends, historical results or performance that may suggest trends for our business. These statements are based on our current expectations, estimates and assumptions and are subject to many risks, uncertainties and unknown future events that could cause actual results to differ materially. Actual results may differ materially from those set forth in this press release due to the risks and uncertainties inherent in our business, including, without limitation: risks associated with the uncertainty in and volatility of global economic conditions; unpredictability and volatility of our operating results, which include the volatility associated with foreign currency exchange risks, our sales cycle, seasonality and other factors; our reliance on a limited number of customers for a substantial portion of our revenues; risks associated with and possible negative consequences of acquisitions, joint ventures, divestitures and similar transactions, including our ability to successfully integrate our acquired businesses; effects of competition on our software and service pricing and our business; time and expenses associated with customers switching from competitive software and services to our software and services; rapid technology changes in our industry; effects of changes in or violations by us or our customers of government regulations; costs and possible future losses or impairments relating to our acquisitions; the financial impact of future significant restructuring and severance charges; the impact of changes in our tax provision (benefit) or effective tax rate; use of cash to service our debt and effects on our business of restrictive covenants in our debt facility; our ability to obtain additional financing as necessary to support our operations; our ability to pay dividends in future periods; our reliance on third-party information for our software and services; effects of system failures or security breaches on our business and reputation; any material adverse impact of current or future litigation on our results or business; and our dependence on a limited number of key personnel. For a discussion of these and other factors that could impact our operations or financial results and cause our results to differ materially from those in the forward-looking statements, please refer to our filings with the Securities and Exchange Commission, particularly our Quarterly Report on Form 10-Q for the Quarter Ended December 31, 2009. Solera is under no obligation to (and specifically disclaims any such obligation to) update or alter its forward-looking statements whether as a result of new information, future events or otherwise.

CONTACT: Kamal Hamid, Investor Relations of Solera Holdings, Inc., +1-858-946-1676, kamal.hamid@solerainc.com